July 6, 1999

Heidi Kunz
[Home Address]


Dear Heidi:

We are delighted to present this offer of employment at Gap Inc. We look forward to you joining our team as soon as possible. Below please find a summary of our offer.

1. Position:  Your title will be Executive Vice President, Chief
Financial Officer, Gap Inc.

2. Reporting Relationship: You will report to John Wilson, Executive Vice President, Chief Operating Officer, Gap Inc.

3. Salary: Your base salary will be $550,000 annually, payable every two weeks. You will receive a performance review and a compensation review in April 2000.

4.     Bonus:
On your first scheduled pay date you will receive a cash bonus of $250,000. This is processed as ordinary income and is subject to taxes.

Under our Management Incentive Cash Award Program (MICAP) you will be eligible to receive a bonus each year with the target award of 40% of your base salary. Actual payment will vary depending on company and individual performance.

We will guarantee a bonus of $150,000 payable in April 2000. You must be actively employed by Gap Inc. at that time. This guaranteed bonus will be applied against your fiscal 1999 bonus.

5. Long Term Cash Bonus: You will be eligible to participate in our Executive Long Term Cash Award Performance Plan (ELCAPP), subject to pre-approval of the Board of Directors. ELCAPP provides for a target cash incentive of 60%, and a maximum of 90% of your average base salary over three years. Actual payment is dependent upon company performance against pre-set goals over the three year cycle.
 Assuming you are still actively employed by Gap Inc. at that time, you will be eligible for the first payout under the Plan in April
2002. Any bonus provided at that time will be prorated to your Anniversary Date (as defined herein). The cycles for the program are overlapping. For example the 1st cycle you would be eligible for begins on February 1, 1999 to January 31, 2002 with a payout in the year 2002. Your payout will be based on achievement of Company goals during that period.

6.     Stock Options:

Subject to approval by the Compensation and Stock Option Committee of the Board of Directors and the provisions of the Company's Stock Option Plan, you will receive an option to purchase 210,000 shares of stock of Gap Inc. on the date when the award is approved or on the first day of employment, whichever is later ("Anniversary Date"). The exercise price for the options shall be determined by the market value of the stock on the Anniversary date. These shares will become 100% vested and exercisable as shown in the schedule below, provided you are employed by us. These options must be exercised within ten years from the date of the award, or you will lose your right to do so.

                      50,000    shares in 2001
                      60,000    shares in 2002
                     100,000    shares in 2003


7.     Discounted Stock Options:

     On your Anniversary date you will receive an option to purchase 100,000 shares of stock of Gap Inc. The exercise price for the options will be 50% of the fair market value of the stock on the Anniversary date. The options shall become 100% vested and exercisable as shown in the schedule below provided you are then employed by us. These options must be exercised within ten years from the date of the award, or you will lose your right to do so.

                    20,000 shares in 2000
                    30,000 shares in 2001
                    50,000 shares in 2002

8. Proprietary Information or Trade Secrets of Others: You represent and warrant to us that: 1) you do not have any other agreements, relationships or commitments to any other person or entity that conflicts with accepting this offer or performing your obligations as outlined herein; and 2) you have returned all property and confidential information belonging to all prior employers; and 3) you will not disclose to us, or use, or persuade any other Company employee to use, any proprietary information or trade secret of another person or entity.

9. Termination/Severance Protection: In the unlikely event that you are involuntarily terminated for any reason other than "cause" within the first eighteen months of employment, we will offer the following protection:

We will continue to pay you on a biweekly basis your current base pay ("Severance Pay") for up to a maximum of eighteen months, provided that you are actively seeking other employment. Severance Pay will end at the earlier to occur of: 1) the date you begin new employment, or 2) eighteen months after the date of termination. If, despite your efforts to find alternative work, you are still receiving Severance Pay at the time of Company's normal MICAP payout, then we will pay you a MICAP at the target incentive amount, ("MICAP Potential") if the Company made it's target goals for the year. In addition to the MICAP Potential all discounted stock options granted to you as part of your offer letter shall become immediately vested upon termination, if termination occurs within the first 18 months of employment (as defined above). The vesting of the other stock options granted to you upon hire will not be accelerated, nor will they vest during the Severance Pay period. With the exception of this Severance Pay, MICAP potential and vesting of the discounted stock options, all other benefit programs will cease at the time of your termination.

The term "cause" is hereby defined to include dishonesty, fraud or deliberate injury to the Company, any activity that creates a conflict of interest between you and the Company, any unlawful or criminal activity of a serious nature, or any willful breach or neglect of your duties.

10.     Benefits:

A. Benefits Basics - Company paid Income Protection, Life and Vision coverage will be effective the day you report to work.
 You will have 31 days from your date of hire to elect optional coverage such as Medical and Dental, Core Plus Income Protection, Supplemental Life, etc. If optional coverage is elected, it will take effect on your date of hire.

B. GapShare - You will become eligible to participate in our 401(k) Plan, called GapShare, after one year of service in which you have worked at least 1,000 hours. When you join the Plan , your contributions will be matched dollar for dollar by the Company up to a maximum of 4% of your salary and all Company matching contributions will be immediately vested.
You will receive more information when you become eligible.
If you were previously employed by Gap Inc. or any of its subsidiaries, please contact the Benefits Department to determine if you are entitled to special rehire benefits.

C. LifeStyle Benefits - Upon your date of hire, you may participate in a variety of benefit services and programs which are intended to help you balance your work and personal life. Services include BabyLine, LifeWorks, babyGap Gift, and the Dependent Care Account Plan.

D. Non-qualified Deferred Compensation Plan - You will become eligible to participate in this program in January of 2000 if you choose to participate. Specific information regarding the program will be mailed to you.

E. Financial Planning Assistance - We will provide you with one on one financial counseling through our partnership with the Ayco Company.

Detailed information on all of the Benefit Programs will be provided to you on your first day of employment. This package will also contain important information on enrollment deadlines.

11. Relocation: We will pay for your relocation expenses in accordance with the company's relocation policy for homeowners. Some relocation materials were previously provided. Additional information will be forwarded to you by Michelle Goza in our Relocation Department. She will coordinate your move and answer any questions. Please feel free to contact her at 1.800.333.7899 extension 44357.

Additionally, we will provide a no-interest loan of up to $2,000,000 to help assist you in the purchase of a home. You must sell in the old location and purchase within one year in the new location. The loan will be secured by stock grants given to you and by a second deed of trust (or mortgage) on your new home. The entire principal must be paid no later than five years from the loan's inception. During the loan period, if you elect to sell Gap stock that has been provided through a company-sponsored program, 50% of the after-tax proceeds must be used to pay any outstanding principal due. This excludes stock you sell solely to pay taxes on stock vestings. The loan can be paid off at any time with no penalties and must be paid in full if you leave the Company before the due date.

You understand that this agreement does not constitute an employment contract and that your employment is at-will. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way. You are free to resign at any time. Similarly, Gap Inc. ("Company") is free to terminate your employment at any time for any reason. You understand that while personnel policies, programs and procedures may exist and be changed from time to time, the only time your at-will status could be changed is if you were to enter into an express written contract with the Company explicitly promising you job security, containing the words "This is an express contract of employment", and signed by an officer of the Company. The above language contains our entire agreement about your at-will status and there are no oral or side agreements of any kind.

     Again, Heidi, we are delighted to offer you employment at Gap Inc. We know you will contribute greatly to our organization and will find the position to be a most challenging one.


Very truly yours,

__/s/ John Wilson________
John Wilson
Executive Vice President
Chief Operating Officer


          Confirmed this 8th day of July, 1999

          /s/ Heidi Kunz
          Heidi Kunz